Exhibit 99.1
DATE: November 17, 2010
FROM:
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125
Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010
FOR IMMEDIATE RELEASE
Broadview Institute, Inc. Announces Second Quarter Results
MINNEAPOLIS, November 17 — Broadview Institute, Inc. (OTC Bulletin Board — BVII) today reported revenues of $4,876,295 for the three months ended September 30, 2010, compared to $4,540,850 reported for the same period last year. The Company posted a net loss of $(108,813), or $(0.01) per basic and diluted common share for the three months ended September 30, 2010, compared to net income of $287,080, or $0.03 per basic and diluted common share, for the same period last year.
Year-to-date revenues totaled $10,316,555 in fiscal 2011 versus $8,515,672 for the same period last year. Net income for the six months ended September 30, 2010 totaled $337,918 or $0.04 per basic and diluted common share, compared to $643,320, or $0.08 per basic and $0.07 per diluted common share for the same period last year.
“A few key factors contributed to our unexpected net loss for our second quarter of the current fiscal year,” said Terry Myhre, the Company’s Chairman. “Notably, we experienced a greater than expected number of students that elected not to attend classes over the summer months and, as a result, our student population decreased from the previous quarter. In addition, there has been a decline in the number of inquiries from prospective students in recent months, which we believe is a combination of the negative publicity aimed at career colleges that, for us, has coincided with a transition period while we rebranded our schools to position ourselves for further growth in our online population, as well as expansion of residential campuses into new markets beyond the State of Utah. Despite the net loss for the quarter, we remain in a strong cash position with no outstanding debt.
“We are disappointed with the number of students that started at our newest location in Salt Lake City, Utah during the academic quarter that commenced in October, and we did not meet our expectations for student population at our existing campuses either, which is expected to have a negative impact on our operating results for the third fiscal quarter,” Myhre added. “We remain on schedule to open an additional residential location in the Boise, Idaho market in January 2011, and while the expense associated with opening new locations in back-to-back quarters may have a negative impact on earnings in the short term, we will be in great position for growth in future quarters as these new locations mature.”

Condensed Consolidated Statements of Operations Data

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUES	$4,876,295	$4,540,850	$10,316,555	$8,515,672

OPERATING EXPENSES
Educational services and facilities	3,524,230	2,953,565	7,063,356	5,560,226
Selling, general and administrative expenses	1,528,170	1,101,436	2,719,123	1,916,609

TOTAL OPERATING EXPENSES	5,052,400	4,055,001	9,782,479	7,476,835

OPERATING INCOME (LOSS)	(176,105)	485,849	534,076	1,038,837

OTHER INCOME	7,134	5,558	15,836	11,099

INCOME (LOSS) BEFORE INCOME TAXES	(168,971)	491,407	549,912	1,049,936

INCOME TAX EXPENSE (BENEFIT)	(60,158)	204,327	211,994	406,616

NET INCOME (LOSS)	$(108,813)	$287,080	$337,918	$643,320

EARNINGS (LOSS) PER SHARE:
BASIC:	$(0.01)	$0.03	$0.04	$0.08

DILUTED:	$(0.01)	$0.03	$0.04	$0.07

Condensed Consolidated Balance Sheets

	September 30,	March 31,
	2010	2010

Current Assets	$6,199,998	$6,591,367
Total Assets	9,447,542	8,876,540
Current Liabilities	881,682	1,027,118
Total Liabilities	1,437,267	1,309,683
Stockholders’ Equity	8,010,275	7,566,857

ABOUT BROADVIEW INSTITUTE
Broadview Institute, Inc., a Minnesota corporation, offers career-focused post-secondary education services through its wholly-owned subsidiary, C Square Educational Enterprises, Inc. (d/b/a Broadview University). Broadview University is accredited by the Accrediting Council for Independent Colleges and Schools to award undergraduate degrees in a variety of career-focused fields of study, and a Master of Science degree in management.
The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010 (phone)
kmccarthy@globeuniversity.edu
Cautionary Statements
Certain statements contained in this release, in filings made with the Securities Exchange Commission (SEC), and other written and oral statements made from time to time by the Company that are not statements of historical or current facts should be considered forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expression. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the SEC (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Factors that could cause actual results to materially differ from those discussed in the forward looking statements include, but are not limited to, those described in “Item 1A — Risk Factors” included in the Company’s Annual Report on Form 10-K. The performance of our business and our securities may be adversely affected by these factors and by other factors common to other business and investments, or to the general economy. For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to Broadview Institute’s SEC filings, including, but not limited to, its Annual Report on Form 10-K, quarterly reports on Form 10-Q and required reports on Form 8-K, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.
All information in this release is as of November 17, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.